Exhibit 4.7

                              SETTLEMENT AGREEMENT

     SETTLEMENT AGREEMENT (this "Agreement"), dated as of June 1, 2004, by and between ROSENTHAL & ROSENTHAL, INC. ("Rosenthal"), 1370 Broadway, New York, New York 10018, and DATAWORLD SOLUTIONS, INC. ("DataWorld"), 275K Marcus Boulevard, Hauppauge, NY 11788.

     WHEREAS, DataWorld is indebted to Rosenthal (without offset, defense or counterclaim) in the amount of $1,750,000; (the "DataWorld Debt"); and

     WHEREAS, the parties hereto have agreed to a settlement of the DataWorld Debt upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, it is agreed as follows:

     1. Rosenthal hereby agrees to accept in full and complete satisfaction of the DataWorld Debt the following:

     a. one million (1,000,000) shares of common stock, par value $0.001 per share, of DataWorld ("Common Stock"). Rosenthal acknowledges that, upon issuance, such shares of Common Stock shall be "restricted securities" as defined in Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"), and until transferred pursuant to an effective registration statement under the Securities Act and qualified under applicable state securities or blue sky laws, or otherwise disposed of pursuant to an exemption from the registration requirements of the Securities Act, the certificate or certificates representing any such shares of Common Stock shall contain the following legend:

          "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), and may not be sold, transferred, pledged, hypothecated or otherwise disposed of in the absence of except pursuant to an effective registration statement or pursuant to an exemption from the registration requirements of the Act."

     b. a promissory note executed by DataWorld in the principal amount of two hundred fifty thousand dollars ($250,000), substantially in the form and on the terms of Exhibit A annexed hereto (the "Note"). The Note shall bear interest from the date thereof at a rate equal to the rate per annum announced publicly by Citibank, N.A. in New York, New York as Citibank, N.A.'s base rate in effect from time to time during the period the Note remains unpaid, plus two percent (or at the default rate, if in effect), and shall be payable as follows:

        i. Interest only on the first day of each month, monthly in arrears, commencing June 1, 2004, and ending December 1, 2004;

        ii. Equal monthly principal installments of $5,952.38 commencing January 1, 2005 and ending June 1, 2008; and

        iii. interest on the unpaid balance of this Note at the Interest Rate, payable monthly in arrears commencing January 1, 2005.

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     c. 100,000 shares of Common Stock from Daniel McPhee, which shares shall be duly authorized, validly issued, fully paid and nonassessable, and shall be free and clear of any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership ("Encumbrance").

     2. If Rosenthal sells the 1,000,000 shares of Common Stock issued to it pursuant to Section 1(a) for aggregate proceeds of more than $2,000,000, other than pursuant to privately-negotiated sales at a discount to the market price of such shares on the date of any such sale, Rosenthal shall promptly thereafter return to Daniel McPhee the shares of Common Stock transferred to it pursuant to
Section 1(c). If Rosenthal sells the 1,000,000 shares of Common Stock issued to it pursuant to Section 1(a) for aggregate proceeds of less than $2,000,000, Rosenthal may thereafter sell the shares of Common Stock transferred to it pursuant to Section 1(c) without restriction.

     3. Contemporaneously with the execution and delivery of this Agreement, Rosenthal and DataWorld shall enter into a registration rights agreement, substantially in the form and on the terms of Exhibit B hereto (the "Registration Rights Agreement").

     4. Upon delivery to Rosenthal of the shares of Common Stock and Note pursuant to Section 1, the parties agree that: (a) the DataWorld Debt shall be reduced to the principal amount of the Note (and all other DataWorld Debt shall be released), (b) the Note shall be secured as provided in Section 5 hereof and
(c) there shall no longer be any personal guaranty by Daniel McPhee of any debt of DataWorld to Rosenthal.

     5. The Financing Agreement, dated August 11, 1998, between Rosenthal and DataWorld (the "Financing Agreement") is modified and amended as follows:

        a. the security provisions of Section 4.1 and the second sentence of
Section 4.2 of the Financing Agreement, the provisions of the last sentence of
Section 5.4 of the Financing Agreement and the provisions of Section 8.3 of the Financing Agreement, shall apply to the obligations of DataWorld under the Note and this Agreement, which shall constitute "Obligations" thereunder.

        b. all of the other provisions of the Financing Agreement are terminated.

     6. Rosenthal represents as follows:

        a. It is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite power and authority to enter into this Agreement and the Registration Rights Agreement;

        b. Except for the DataWorld Debt, there is no debt owed by DataWorld to Rosenthal;

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        c. All action on the part of Rosenthal necessary for the authorization, execution, delivery and performance of this Agreement and the Registration Rights Agreement has been taken;

        d. This Agreement and the Registration Rights Agreement have been duly executed and delivered by Rosenthal and are the valid and binding agreements of Rosenthal, enforceable in accordance with their respective terms; and

        e. It is acquiring the shares of Common Stock of DataWorld for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof nor with any present intention to sell such shares of Common Stock, except in compliance with the Securities Act.

     7. DataWorld represents as follows:

        a. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to enter into this Agreement, the Registration Rights Agreement and the Note;

        b. The shares of Common Stock, when issued to Rosenthal as provided in
Section 1(a) above, will be duly authorized, validly issued, fully paid and non-assessable, free and clear of any and all Encumbrances, and will be issued in compliance with (i) all applicable state and federal laws concerning the issuance of securities and (ii) any applicable preemptive rights, rights of first refusal or other similar rights;

        c. The shares of Common Stock to be transferred by Daniel McPhee to Rosenthal pursuant to Section 1(c) are owned of record and beneficially by Daniel McPhee, free and clear of all Encumbrances, are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of applicable state or federal laws concerning the issuance of securities.

        d. All action on the part of DataWorld necessary for the authorization, execution, delivery and performance of this Agreement, the Registration Rights Agreement and the Note has been taken;

        e. This Agreement, the Registration Rights Agreement and the Note have been duly executed and delivered by DataWorld and are the valid and binding obligations of DataWorld, enforceable in accordance with their respective terms.

     8. DataWorld will indemnify, hold harmless Rosenthal for, and will pay to Rosenthal the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim ("Damages"), arising, directly or indirectly, from or in connection with (i) any breach of any representation or warranty made by DataWorld in this Agreement, the Registration Rights Agreement or any other certificate or document delivered by DataWorld pursuant to this Agreement; and
(ii) any breach by DataWorld or Daniel McPhee of any agreement, covenant or obligation in this Agreement or the Registration Rights Agreement. Rosenthal will indemnify, hold harmless DataWorld for, and will pay to DataWorld the amount of, any Damages arising, directly or indirectly, from or in connection with (i) any breach of any representation or warranty made by Rosenthal in this Agreement, the Registration Rights Agreement or any other certificate or document delivered by Rosenthal pursuant to this Agreement; and (ii) any breach by Rosenthal of any agreement, covenant or obligation in this Agreement or the Registration Rights Agreement.

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     9. DataWorld (for itself and all subsidiaries) does hereby release, remise, acquit, satisfy and forever discharge Rosenthal, and every one of its directors, officers, employees, representatives, agents, legal counsel, parents, subsidiaries and affiliates (hereinafter collectively referred to as the "Rosenthal Releasees"), of and from all "claims" as defined in the United States Bankruptcy Code, including, without limitation, all obligations, liabilities, manners of action and actions, causes of action, suits, debts, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, judgments, executions and demands whatsoever, liquidated or unliquidated, contingent or fixed, determined or undetermined, known or unknown, foreseen or unforeseen, at law or in equity, that either DataWorld or any of its successors or assigns, as applicable, or any one or more of them, has had, now has or may have against the Rosenthal Releasees, or any one or more of them, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of these presents, arising out of, related to or attributable to the Financing Agreement, and all related agreements, instruments and documents, and all actions by or inactions of, the Rosenthal Releasees related to the foregoing.

     10. This Agreement shall be governed by and construed in accordance with the laws of the State of New York as they are applied to agreements executed and delivered in and to be performed entirely within the State of New York, without regard to conflicts of law principles.

     11. All notices and other communications required to be given under this Agreement shall be valid only if in writing and given by personal delivery or sent by registered mail, certified mail, Express Mail, return receipt requested, or by overnight courier with proof of delivery request to the person(s) entitled thereto at their respective addresses as set forth below:

                           If to DataWorld:

                           DataWorld Solutions, Inc.
                           275K Marcus Boulevard
                           Hauppauge, NY 11788
                           Attn: Philip J. Rauch

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                           With a copy to:

                           Wexler & Burkhart, P.C.
                           50 Charles Lindbergh Blvd., Ste. 206
                           Mitchel Field, NY 11553
                           Attn: Errol A. Burkhart, Esq.

                           If to Rosenthal:

                           Rosenthal & Rosenthal, Inc.
                           1370 Broadway
                           New York, NY 10018
                           Attn:

                           With a copy to:

                           Kaye Scholer LLP
                           425 Park Avenue
                           New York, NY  10022
                           Attn:  Alfred J. Bianco, Esq.

or to such other address as a party or its attorney may hereafter designate in accordance with the notice provisions of this Agreement. All such notices or other communications shall be properly addressed with appropriate postage/costs prepaid. All such notices or communications shall be deemed given when delivered to the proper party unless the intended recipient refuses to accept the same or the notice is returned as undeliverable because the intended recipient did not sign the requested receipt or failed to pick up the notice from the office of the carrier. In such event, such notice or communication shall be deemed given when such delivery was first attempted to be made on the intended recipient.

     12. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns, except that no party may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other party hereto.

     13. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. This Agreement may not be modified or amended other than by an agreement in writing.

     14. Each party will execute such additional instruments and take such actions as may be required to carry out the intended purpose of this Agreement.

     15. This Agreement may be executed in counterparts.

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     IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the day and year first above written.

                                                 ROSENTHAL & ROSENTHAL, INC.

                                                 By: ___________________________
                                                     Name & Title:

                                                 DATAWORLD SOLUTIONS, INC.

                                                 By: ___________________________
                                                     Name & Title:

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